EXHIBIT 99.2

MobilePro Corp 6701 Democracy Blvd. Suite 300 Bethesda, MD 20817

PRESS RELEASE
FOR IMMEDIATE RELEASE

MobilePro Corp. Closes Nationwide Internet Acquisition
Tuesday January 20, 8:59 am ET

Deal Expected to be Accretive to MobilePro’s 2004 Earnings

BETHESDA, Md., Jan. 20 /PRNewswire-FirstCall/ — MobilePro Corp. (OTC Bulletin
Board: MOBL — News) announced today the company has closed its acquisition of
Nationwide Internet, a national Internet services provider based in Hurst,
Texas.

Jay Wright, MobilePro president and CEO, said, “Our acquisition of Nationwide
Internet and its top-notch management team led by Jack Beech represents an important milestone for MobilePro. We expect this acquisition to be accretive to MobilePro’s earnings in 2004 and to serve as the platform for future acquisitions. This is a valuable step in fulfilling our commitment to build value for MobilePro shareholders.”

Jack Beech, founder and CEO of Nationwide Internet, said, “I am excited to have the opportunity to work with Jay and the MobilePro team in helping to build
MobilePro into a large, profitable company. MobilePro’s focus on the wireless industry, including wireless ISPs, provides an excellent opportunity to grow
Nationwide’s business over the next several years.”

Founded in 1993, Nationwide Internet offers complete broadband and dialup
Internet access for individuals and businesses with a full range of connections including DSL, Dialup, T1 and T3 as well as hosting and collection services.
The company provides Internet services in over 30 states. The company concentrates on offering technical muscle and know-how with strong customer support and infrastructure.

Wright also added, “We have reviewed the proposed acquisition of Constellation
Networks Corporation (CNC), which was previously announced by the former management, and do not intend to proceed with that transaction at this time.”

An investment profile about MobilePro Corp. may be found online at
www.hawkassociates.com/mobilepro/profile.htm.

For more information, contact MobilePro CEO, Jay Wright at (301) 315-9040. For investor relations information, contact Frank Hawkins or Julie Marshall, Hawk
Associates, at (305) 852-2383. Email: info@hawkassociates.com. Detailed information about MobilePro can be found on the website www.mobileprocorp.com.
An online investor kit including copies of MobilePro press releases, current price quotes, stock charts and other valuable information for investors may be found on the websites www.hawkassociates.com and www.hawkmicrocaps.com.

This release contains various forward looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities
Exchange Act of 1934 which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements including the Company’s ability to obtain future financing on favorable terms, changes in the wireless and telecommunications industries that compel the Company to alter its present business strategy, the
Company’s ability to attract management capable of implementing the Company’s existing or future business strategy and the risk factors set forth in the
Company’s SB-2 registration statement. Results actually achieved may differ materially from expected results included in these statement as a result of these factors or others.